Spark Networks(R) Announces First Quarter 2016 Subscriber Metrics

Total Average Subscribers In-Line (-0.2%) With Q4 2015; Period Ending Subscribers Declined 0.9%

Spark's Q1 Average Mobile MAUs Grew 6.2%, Reaching 337,952

JSwipe Introduces Premium Features

ChristianMingle Signs 3rd Large Church Partner, Increases Audience to Over 25,000 Single Adults

Board Doubles Availability of Share Repurchase Program to $5 Million

LOS ANGELES, CA -- (Marketwired - April 06, 2016) - Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals form life-long relationships, today announced subscriber metrics for the first quarter of 2016.

"In Q1 our average subscriber base declined by 0.2% compared to last quarter, with our average Jewish Networks subscribers down 1.1% and our average Christian Network subscribers up 0.2%. Our quarterly average MAUs on mobile applications reached 337,952, growing 6.2% relative to Q4, with our strongest performance coming from our Christian brands," stated Michael Egan, Spark Network's Chief Executive Officer.

"We continue to make very solid progress against our core 2016 initiatives. JSwipe, our mobile dating application focused on the millennial Jewish community formally launched its first premium feature at the beginning of March (Super Swipe). In a single month, this initial feature has already attracted just over 600 subscribers (accounted for in our Jewish Networks numbers) at an average revenue per user that is comparable to our company average. Though it is still very early days, we are seeing solid adoption of the new Super Swipe feature, and most importantly, the feature is contributing to more successful interactions for those using it, with twice the likelihood of matching when compared to normal swipes. The JSwipe team is on pace to roll out a suite of additional premium features in Q2. We believe this new product portfolio will be a significant new channel of paid subscribers for our Jewish Networks franchise.

"We are also making progress with our CrossPaths mobile application aimed at the millennial Christian community. We've embarked on a national roll out of the application, and are close to completing a consolidation onto the JSwipe platform, enabling CrossPaths to both benefit from JSwipe's new premium features and accelerate the launch of its Android application.

"Finally, we recently signed our third large church, with approximately 15,000 single adults, to our ChristianMingle Church program. This doubles the program's audience month-over-month to over 25,000 single adults. We expect all three churches to be live on ChristianMingle in early Q2.

"The Church program is another example of our ability to leverage ChristianMingle's leadership in Christian dating. The fact that the site is responsible for more marriages than any other site amongst church-going Christians in the United States makes it a clear choice for church leaders when advising their members about dating alternatives. Our Church program also provides valuable benefits to our existing community as these new members are concentrated in specific local areas and acquired organically with minimal direct marketing investment.

"We are pleased with the pace of improvements we are making and our prospects moving forward," concluded Egan.

Today, Spark's Board also authorized an increase in the availability under its existing stock repurchase plan to $5.0 million, up from $2.6 million at the end of 2015.

The repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and other factors deemed relevant in the Company's sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and the program may be suspended, discontinued or modified at any time, for any reason and without notice.

                            SPARK NETWORKS, INC.
                     SEGMENT(1)RESULTS FROM OPERATIONS

                                                             Q1 '16  Q1 '16
                                                               v.      v.
                 Q1 2016  Q4 2015  Q3 2015  Q2 2015  Q1 2015 Q1 '15  Q4 '15
                -------- -------- -------- -------- -------- ------  ------

Period Ending
 Subs.
Jewish Networks   63,982   65,004   64,144   62,991   67,703   -5.5%   -1.6%
Christian
 Networks        122,935  123,800  122,068  121,561  129,964   -5.4%   -0.7%
Other Networks    11,321   11,219   11,620   12,267   12,879  -12.1%    0.9%
                -------- -------- -------- -------- -------- ------  ------
Total Period
 Ending
 Subs.(2,3)      198,238  200,023  197,832  196,819  210,546   -5.8%   -0.9%

Average Paying
 Subs.
Jewish Networks   63,930   64,627   63,538   65,087   69,632   -8.2%   -1.1%
Christian
 Networks        124,180  123,888  121,597  126,214  130,860   -5.1%    0.2%
Other Networks    11,341   11,266   11,974   12,594   12,953  -12.4%    0.7%
                -------- -------- -------- -------- -------- ------  ------
Total Avg.
 Paying
 Subs.(2,3)      199,451  199,781  197,109  203,895  213,445   -6.6%   -0.2%

Average Mobile Monthly Active
 Users (MAUs)
Jewish Networks  189,107  192,236   38,574   31,484   25,544  640.3%   -1.6%
Christian
 Networks        144,193  116,820   97,685   90,253   71,305  102.2%   23.4%
Other Networks     4,652    9,109   10,751       16        -    N/A   -48.9%
                -------- -------- -------- -------- -------- ------  ------
Total Average
 Mobile
 MAUs(4,5,6)     337,952  318,165  147,010  121,752   96,849  248.9%    6.2%

(1) In accordance with Segment Reporting guidance, the company's financial reporting includes detailed data on our separate operating segments. The Jewish Networks segment consists of the company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk, JSwipe and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the company's ChristianMingle.com, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups.

(2) "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(3) Total Period Ending Subscribers and Total Average Paying Subscribers exclude results from the company's HurryDate business due to its relative size.

(4) Mobile monthly active users are calculated based on the number of unique users accessing our mobile properties in a given month. The metric average mobile monthly active users is used for periods longer than one month and is calculated as the sum of the mobile monthly active users, divided by the number of months in such period.

(5) ChristianMingle Android application was launched in late Q4 2014, however user activity was immaterial.

(6) Jewish Networks Q4 2015 figures include the post-acquisition impact of JSwipe.

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our positioning for continued growth gains in 2016 as a result of the redesign of our JDate and ChristianMingle websites, and our belief that these newly redesigned websites will help drive subscriber growth, particularly in the first quarter of 2016. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or provide similar metrics in future periods.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information
Investors:
Robert O'Hare
rohare@spark.net